Exhibit 10.17

March 2, 2004

Via Fax:  011 1 480 436 231

Board of Directors

Artisan (UK) plc

Dean House, Sovereign Court

Ermine Business Park, Huntingdon

Cambridgeshire PE29 6 XU

England

Re:          Stratus Services Group, Inc.; Series A Transaction

Gentlemen:

Please let this serve as memorialization of an amendment (the “Amendment”) to the prior agreement dated July 31, 2003 (the “Agreement”) between Stratus Services Group, Inc. (“Stratus”) and Artisan (UK) plc (“Artisan”), the sole beneficial shareholder of Stratus’ issued and outstanding Series A Preferred Stock (the “Series A Stock”).

As Artisan is aware, Stratus is currently working towards the filing of an S-1 Registration Statement for a continuous offering of units to consist of Stratus common stock and warrants, the precise terms of which have not yet been finalized (the “Continuous Offering”).  As discussed with Artisan, Stratus is willing to agree to redeem the Series A stock, subject to the terms and conditions set forth below, in the event that Stratus through its underwriters completes a Continuous Offering raise in an aggregate amount of at least $1.0 million (for purposes of this letter agreement only the receipt of such $1.0 million in the aggregate by the underwriters shall mean the  “Initial Closing”).

Assuming that this Initial Closing is indeed completed by no later than April 30, 2004, the parties hereto hereby agree that, upon the Initial Closing, the Series A Stock shall be redeemed in full by Stratus and thereafter cancelled, pursuant to the following terms:

1.             Within seven (7) days after the completion of the Initial Closing, Stratus will pay to Artisan the lump sum of Five Hundred Thousand Dollars ($500,000.00).

2.             By January 31, 2005, Stratus shall either, at its option (i) pay Artisan the sum of Two Hundred Fifty Thousand Dollars ($250,000.00), or (ii) within three (3) business days from January 31, 2005, deliver to Artisan shares of common stock registered for resale and freely tradeable with an aggregate value of $250,000.00, based on the average of the closing bid prices for Stratus’ common stock for the thirty (30) consecutive trading days prior to January 31, 2005.

No interest will accrue on this obligation through January 31, 2005; however, in the event that Stratus shall default on its obligations to pay such $250,000.00 in cash or in stock, then Artisan shall be entitled to receive a lump sum payment of $300,000 cash only, plus default interest, at a rate of eighteen percent (18%) calculated on a daily basis, from the date of the default until the default is cured.

3.             Artisan or its designee will receive within seven (7) days of the completion of the Initial Closing, one million, seven hundred fifty thousand (1,750,000) shares of common stock (the “Common Stock”).  This amount of shares assumes that the Company has already completed its contemplated 1 for 4 reverse stock split (i.e., this amount of shares is post split).  In the event that the reverse split deviates in any manner from the contemplated 1 for 4, then the amount of shares to be issued shall be shall be adjusted proportionately as well (i.e., assuming a reverse split of 1 for 3, the amount of shares to be issued be would be 2,333,333, if there is no reverse split, the amount of shares to be issued would be 7,000,000).

In conjunction with this issuance of Common Stock, Artisan agrees to the following lock-up agreement with Stratus (the “Lock-Up Agreement”) with the following terms:

(a)           Any Common Stock issued in connection with section 3 of this Amendment shall be subject to a lock-up for a period of fourteen (14) months following the earlier of the Initial Closing and issuance of the Common Stock, however, Artisan will retain the voting rights to same.  Thereafter, assuming the completion of a 1-for-4 reverse split by Stratus in connection with the Continuous Offering, Artisan shall be entitled to sell up to 200,000 shares of Common Stock per month.  This dribble out shall in all respects be released on December 31, 2005.

(b)           Any other common stock held by Artisan as of the date of the signing of this Agreement, shall be subject to lock-up for a period of one hundred thirty-five (135) days from the completion of the Initial. Thereafter, assuming the completion of a 1-for-4 reverse split by Stratus in connection with the Continuous Offering, Artisan shall be entitled to sell up to 25,000 shares of common stock per month.  While the shares released from the lock-up do not aggregate monthly, (i.e. if 25,000 shares are not sold in month one 50,000 shares may not be sold in month two), this 25,000 per month share limitation shall in all respects be released on July 1, 2004.  Further, in the event that the reverse split deviates in any manner from the contemplated 1 for 4, then the amount of shares to be released monthly from the lock-up shall be adjusted proportionately as well (i.e., assuming a reverse split of 1 for 3, the amount of shares to be released monthly from lock-up would be 33,333).

4.             All of the foregoing is contingent upon the following:

(a)           Approval by the Board of Directors of Stratus within two (2) business days of the date hereof;

(b)           Approval by the Board of Directors of Artisan within two (2) business days of the date hereof;

(c)           Completion of the Initial Closing.  However, if Stratus raises less than $1.0 million through its underwriters in the Continuous Offering by April 30, 2004, it may, at its option, still elect to deliver the $500,000 and 1,750,000 shares of its common stock.

5.             If Stratus does not deliver the $500,000 and the 1,750,000 shares of its outstanding common stock within seven (7) days of the Initial Closing, or if Stratus does not, per 4(c) elect, at its option, to deliver the $500,000 and 1,750,000 shares of its outstanding common stock on or prior to April 30, 2004, then Artisan will have the right to immediately terminate this Amendment, with no further obligations hereunder and without prejudicing any of its available rights and remedies under applicable law or equity.

6.             Upon execution of this Amendment, Stratus will deliver into the escrow account of such New York counsel as Artisan or its designee, Ken Levine, shall name (the “Escrow Agent”) all voting rights to the Series A Stock and the common stock held by Artisan as of the date of the signing of this Amendment.  Upon the completion of the Initial Closing and the delivery of the lump sum payment and common shares by Stratus pursuant to the terms of Items 1 through 4 above, the Escrow Agent shall deliver from escrow to Artisan any voting rights that Stratus and/or Joseph J. Raymond, Sr., Stratus’ Chairman, President and CEO, may have with respect to the Artisan Series A stock and common shares.

7.             Artisan shall have the right to assign its rights under this Addendum to Ken Levine, or an entity affiliated with Ken Levine, or any other wholly-owned subsidiary that Artisan may so designate.

If you are in agreement with the following, please sign below where indicated and return a copy to the undersigned.

Very truly yours,

Stratus Services Group, Inc.

By:
Name:	Joseph J. Raymond
Title:	CEO

AGREED TO AND ACCEPTED:

Artisan (UK) plc

By:
Name: Chris Musselle
Title: Financial Director